Exhibit 99.2

Contacts:

Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com

Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com

FBR & Co. Completes Acquisition of MLV & Co. LLC

ARLINGTON, VA, September 1, 2015 – FBR & Co. (NASDAQ:FBRC) (“FBR” or the “Company”), a leading investment bank serving the middle market, today announced that it has completed its previously announced acquisition of MLV & Co. LLC (“MLV”), an investment banking and brokerage firm focused on equity capital markets and a leading provider of At-the-Market (“ATM”) offerings.

Today’s announcement follows receipt of all required regulatory approvals.

Wachtell, Lipton, Rosen & Katz and Berkshire Capital Securities LLC acted as legal advisor and financial advisor, respectively, to FBR and LeClairRyan acted as legal advisor to MLV on this transaction.

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR’s future results and financial condition, see “Risk Factors” in Part I, Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and other items throughout the Company’s Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.